Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Trustees
ProLogis:
We consent to the use of our reports dated February 27, 2009, with respect to the consolidated balance sheets of ProLogis and subsidiaries as of December 31, 2008 and 2007, the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2008, and our report dated March 14, 2008, with respect to the consolidated balance sheets of ProLogis North American Industrial Fund, LP and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of earnings, partners’ capital and comprehensive loss, and cash flows for the year ended December 31, 2007 and for the period from March 1, 2006 (inception) through December 31, 2006, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP
Denver, Colorado
March 5, 2009